Exhibit 4.5

NESS TECHNOLOGIES, INC.
Ness Tower, Atidim Building 4 P.O. Box 58152 Tel Aviv 61580 ISRAEL

 [Date]

Name:

Address:

SAP I.D. No.

We are pleased to inform you that effective on the date first written above, the Stock Option and Compensation Committee (the “Committee”) of Board of Directors of Ness Technologies, Inc. (the “Company”) granted you (1) a stock option and (2) an award of restricted stock units (“Restricted Stock Units”), pursuant to the Company’s Amended and Restated 2007 Incentive Plan (the “Plan”) as set forth in this letter (this “Letter”).  Unless otherwise defined herein, capitalized terms used in this Letter shall have the same meanings as set forth in the Plan.

You have been granted a stock option pursuant to the Plan to purchase __________ shares (the “Shares”) of Common Stock, par value $.01 per share, of the Company, at a price of $ __________ per Share (the “Option”).

You have also been granted an award of ______________ Restricted Stock Units pursuant to the Plan, each Restricted Stock Unit representing the right to receive one Share on the date it vests, subject to the terms and conditions of the Plan and this Letter.

I. Stock Option

The Option vests and may be first exercised in accordance with the following vesting schedule, provided that you are still employed by the Company or any subsidiary of the Company on the relevant date: _________________________________.

Any tax consequences arising from the grant or exercise of the Option, its possible acceleration or redemption, and/or from the payment for Shares covered thereby, shall be borne solely by you.  The options granted hereunder shall be nonqualified stock options unless agreed otherwise.

This Option (or installment thereof) is to be exercised through the Company’s option management system.  The exercise of the options will be subject to the rules and practices applicable to such management system.

This Option is issued in accordance with and is subject to and conditioned upon all of the terms and conditions of the Plan (a copy of which in its present form is attached hereto as Exhibit A), as from time to time amended; provided, however, that no future amendment or termination of the Plan shall, without your consent, alter or impair any of your rights or obligations under this Option.  The terms and conditions of the Plan are incorporated by reference in this Letter as if fully set forth herein.

This Option, to the extent not previously exercised will expire on ______________.

You acknowledge that a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), effective on August 13, 2007, is in effect as of this date as to the Shares issuable upon the exercise of this Option.  However, you acknowledge that there may be other applicable legal and contractual restrictions that may apply to a resale of the Shares and that the Company is under not obligation to you to inform you of such restrictions or to assist you in revealing, modifying or canceling such restrictions.

II. Restricted Stock Units

The Restricted Stock Units shall be subject to the terms and conditions set forth in the Plan and Exhibit B attached hereto. Subject to any acceleration provisions contained in the Plan, the Restricted Stock Units shall vest as follows: ___________________________________.

In the event you cease to be eligible to participate in the Plan pursuant to Section 9.2.5 of the Plan, for any or no reason, before the Restricted Stock Units vest, the Restricted Stock Units and your right to acquire any Shares hereunder will immediately terminate.

III. General Provisions

Administration. This Option (or installment thereof) is to be exercised, and the Restricted Stock Units are to vest, through the Company’s option management system.  The exercise of the options and vesting of Restricted Stock Units will be subject to the rules and practices applicable to such management system.

Form S-8.  You acknowledge that a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), effective on August 13, 2007, is in effect as of this date as to the Shares issuable upon the exercise of this Option and the vesting of Restricted Stock Units.  However, you acknowledge that there may be other applicable legal and contractual restrictions that may apply to a resale of the Shares and that the Company is under no obligation to you to inform you of such restrictions or to assist you in revealing, modifying or canceling such restrictions.

Address for Notices.  You agree to notify the Company upon any change in the residence address indicated above.  Any notice to be given to the Company under the terms of this Letter will be addressed to the Company, in care of its Chief Legal Officer, at Ness Technologies, Inc., Ness Tower, Atidim High-Tech Industrial Park, Building 4, Tel Aviv 61580, Israel, or at such other address as the Company may hereafter designate in writing.

Grant is Not Transferable.  In accordance with the Plan, this grant and the rights and privileges conferred hereby may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and may not be subject to sale under execution, attachment or similar process.  Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

Binding Letter.  Subject to the limitation on the transferability of this grant contained herein, this Letter will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

Additional Conditions to Issuance of Stock.  If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant, such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of any Shares will violate federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation.  The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

Letter’s Relationship to the Plan.  Subject to Sections 2 and 9.2 of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Letter, the terms and conditions of this Letter will prevail.

Committee Authority.  The Committee has the power to interpret the Plan and this Letter and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested).  You agree that all actions taken and all interpretations and determinations made by the Committee in good faith regarding the Plan and this Letter will be final, conclusive and binding upon Participant, the Company and all other interested persons.  No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Letter.

Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan, including the Restricted Stock Units and evidence of ownership of the Shares to be issued upon the vesting of the Restricted Stock Units, by electronic means or request Participant’s consent to participate in the Plan by electronic means.  Participant hereby consents to receive such items by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

Captions.  Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Letter.

Letter Severable.  In the event that any provision in this Letter will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Letter.

Modifications to this Letter.  This Letter, which incorporates by reference the Plan, constitutes the entire understanding of the parties on the subjects covered.  Participant expressly warrants that he or she is not accepting this Letter in reliance on any promises, representations, or inducements other than those contained or specifically addressed herein.  Modifications to this Letter or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company or the Committee.  Notwithstanding anything to the contrary in the Plan or this Letter, the Company reserves the right to revise this Letter as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection to this Award of Restricted Stock Units.

Amendment, Suspension or Termination of the Plan.  By accepting this Award, Participant expressly warrants that he or she has received an Award of Restricted Stock Units under the Plan, and has received, read and understood the Plan.  Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

Governing Law.  This Letter will be governed by the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the conflict of law principles thereof except to the extent that such conflict laws require application of the laws of Delaware.  For purposes of litigating any dispute that arises under this award of Restricted Stock Units or this Letter, the parties hereby submit to and consent to the jurisdiction of the competent courts of Tel-Aviv, Israel, and agree that such litigation will be conducted in the courts of Tel-Aviv, and no other courts, where this award is made and/or to be performed.

[Signature page follows]

By your signature and the signature of the Company’s representative below, you and the Company agree that the Option and the Restricted Stock Units are granted under and governed by the Plan, this Letter, and with respect to the Restricted Stock Units, Exhibit B attached hereto.

Very truly yours,

NESS TECHNOLOGIES, INC.			AGREED TO AND ACCEPTED

By:
	Name:	Ilan Rotem	Signature
	Title:	Chief Legal Officer & Secretary

Print Name

By:
	Name:	Hadas Halbreich
	Title:	Global Compensation and Benefits Manager

Exhibit A

Ness Technologies, Inc. Amended and Restated 2007 Incentive Plan

[see attached]

A-1

Exhibit B

Terms and Conditions of Restricted Stock Units

Unless otherwise defined herein, capitalized terms used in this Exhibit shall have the same meanings as set forth in the Plan.

1.        Grant.  The Company hereby grants to the participant named in this Letter (the “Participant”), under the Plan, an award of Restricted Stock Units, subject to all of the terms and conditions of this Letter and the Plan, which is incorporated herein by reference.

2.      Company’s Obligation to Pay.  Each Restricted Stock Unit represents the right to receive one Share on the date such Restricted Stock Unit vests, subject to Participant’s furnishing the Company with, or otherwise making provision for, sufficient funds to satisfy the Company’s tax withholding obligations.  Unless and until a Restricted Stock Unit has vested in the manner set forth in Section 9.2, Participant will have no right to delivery of such Shares.  Prior to the actual delivery of any Shares with respect to vested Restricted Stock Units, a Restricted Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3.      Vesting Schedule.  Except as provided in Section 3 of the Plan, and subject to Section 9.2.4 thereof, the Restricted Stock Units awarded by this Letter will vest in accordance with the vesting provisions set forth in this Letter.  Restricted Stock Units scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of this Letter unless Participant will have been continuously eligible to participate in the Plan pursuant to Section 9.2.5 of the Plan (an “Eligible Person”) from the Grant Date until the date such vesting occurs.

4.      Committee Discretion.  The Committee, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of Participant’s unvested Restricted Stock Units at any time, subject to the terms of the Plan and in accordance with any other written agreement between Participant and the Company.  If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Committee, the Plan or an applicable written agreement between the Participant and the Company.

5.      Forfeiture upon Termination of Status as an Eligible Person.  Notwithstanding any contrary provision of this Letter, but subject to the Plan and any other written agreement between Participant and the Company, once Participant loses his status as an Eligible Person, for any or no reason, the balance of the Restricted Stock Units that have not vested at that time and Participant’s right to acquire any Shares hereunder will immediately terminate.

6.      Withholding of Taxes.  Notwithstanding any contrary provision of this Letter or the Plan, Shares will not be delivered under the Restricted Stock Unit grant to Participant until Participant furnishes the Company with, or otherwise makes provision for, sufficient funds to satisfy the Company’s tax withholding obligations.  If Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder within the time frame set forth by the Committee, Participant will permanently forfeit such Restricted Stock Units and any right to receive Shares thereunder. The Company may, but is not obligated to, sell on behalf of Participant  the amount of Shares required to cover any withholding obligation and to issue the remaining Shares to Participant.

B-1

7.      Rights as Stockholder.  Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares have been issued, if certificated, and such issuance is recorded on the records of the Company or its transfer agents or registrars.  After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

8.      No Guarantee of Continued Service.  PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING TO BE DEEMED AN ELIGIBLE PERSON AT THE WILL OF THE COMPANY (OR THE SUBSIDIARY EMPLOYING OR OTHERWISE RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OF RESTRICTED STOCK UNITS OR ACQUIRING SHARES HEREUNDER.  PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT BY THE COMPANY FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE SUBSIDIARY EMPLOYING OR OTHERWISE RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP WITH THE COMPANY AT ANY TIME, WITH OR WITHOUT CAUSE.

B-2